ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20080071577-37
	Filing Date and Time 01/31/2008 4:10 PM
	Entity Number C31197-2004

Certificate to Accompany Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

MILK BOTTLE CARDS INC

2. The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)
- ☒ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows (provide article numbers, if available):

* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

MILK BOTTLE CARDS INC.

PURSUANT TO SECTIONS 78.390 AND 78.403 OF THE

NEVADA REVISED STATUTES

Milk Bottle Cards Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Milk Bottle Cards Inc., and the original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on November 19, 2004.

2. These Amended and Restated Articles of Incorporation, which amend the provisions of the Articles of Incorporation, as heretofore amended, have been duly adopted by the Board of Directors of the Corporation and by action by written consent of the stockholders of the Corporation in lieu of a meeting, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes ("N.R.S.") and, upon filing with the Secretary of State of the State of Nevada in accordance with the N.R.S., shall thenceforth supersede the original Articles of Incorporation, as heretofore amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Articles of Incorporation of the Corporation.

3. The text of the Articles of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

Article I

The name of the corporation (hereinafter referred to as the "Corporation") is:

"ForgeHouse, Inc."

Article II

The address of the Corporation's registered office in the State of Nevada is 711 S. Carson St., Suite 4, in the City of Carson City, County of Carson, 89701. The name of the Corporation's registered agent at such address is Resident Agents of Nevada, Inc.

Article III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Nevada Revised Statutes (the "N.R.S.").

Article IV

(a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock") and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

(b) Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the N.R.S. (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The designation of the series, which may be by distinguishing number, letter or title.

(ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii) The amounts payable on, and the preferences of, if any, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(iv) Dates on which dividends, if any, shall be payable.

(v) The redemption and exchange rights and price or prices, if any, for shares of the series.

(vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made.

(ix) Restrictions on the issuance of shares of the same series or of any other class or series.

(x) The voting rights, if any, of the holders of shares of the series.

(xi) Provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

(xii) Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(xiii) The appointment of a rights agent with respect to such rights.

(c) Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in these Amended and Restated Articles of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

(d) Voting Rights. Except as may be provided in these Amended and Restated Articles of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Article V

(a) Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or

an officer of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the N.R.S. as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect.

(b) The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by these Amended and Restated Articles of Incorporation or otherwise by the Corporation.

(c) The right to indemnification conferred in this Article V shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the N.R.S. requires, the payment of such expenses incurred by such a person in his or her capacity as such a director or officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article V or otherwise.

(d) Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article V.

(e) Neither any amendment or repeal of any Section of this Article V, nor the adoption of any provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation inconsistent with this Article V, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article V existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article V, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article V, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

Article VI

(a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the N.R.S., as now or hereafter in effect. If the N.R.S. is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the N.R.S., as so amended.

(b) Neither any amendment or repeal of any Section of this Article VI, nor the adoption of any provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation inconsistent with this Article VI, shall adversely affect any right or protection of any director established pursuant to this Article VI existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VI, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but

for this Article VI, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, Milk Bottle Cards Inc. has caused these Amended and Restated Articles of Incorporation to be signed by the undersigned officer, thereunto duly authorized, this 31 day of January, 2008.

MILK BOTTLE CARDS INC.

By: ______________________

Alexander Man-Kit Ngan, Assistant Secretary